EMPLOYMENT AGREEMENT

Employment Agreement, between Angel Acquisition Corp. (“AGEL” or the “Company”) and Mr. Steve Bonenberger (the "Employee").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AGEL employs the Employee to act as the Chief Executive Officer and Director of the Company on the following terms and conditions.

1.  Term of Employment. Subject to the provisions for termination set forth below this agreement is for a three-year term beginning on January 1, 2009 and ending on December 31, 2011, unless sooner terminated or renewed pursuant to the renewal provisions set forth herein.

2.  Compensation. In consideration of the services to be provided by Employee as set forth herein, AGEL agrees to pay to Employee an annual salary of $240,000, payable bi-monthly at a rate of $10,000 on the 1st and 15th day of each month beginning on January 1, 2009.

3.  Convertible Debt Instrument.  In the event, that Company fails to pay the salary amount set forth in the immediately preceding paragraph, Employee shall have the option to convert any unpaid amount into convertible indebtedness of the Company at a rate of $1.25 of indebtedness for each dollar of unpaid salary as follows:

(i) For all amounts due and unpaid for the quarterly period ending December 31, 2008, Employee shall have the right to convert any or all such unpaid amounts into convertible indebtedness of the Company from and after December 31, 2008;

(ii) For all amounts due and unpaid at any time after December 31, 2008, Employee shall have the right to convert any or all such unpaid amounts into convertible indebtedness of the Company on a monthly basis of the last business day of the month for which the unpaid amount is due.  Any such additional indebtedness for the failed monthly payments shall be added  as additional loan amounts to the debt instrument evidencing the indebtedness.

Company agrees to cooperate with Employee and execute all such further documents and take all such further steps as may be necessary or desirable to evidence the convertible indebtedness of Company to Employee.

4.  Official Position. Company hereby hires Employee and Employee hereby accepts employment as President of the Company with all the powers, duties, privileges and obligations of said position as approved by the Board of Directors of Company. Further, the Employee's duties may be reasonably modified at the discretion of the Board of Directors of the Company from time to time.

5.  Duties of Employee. The Employee shall devote all such time, attention, and energies to the management of the affairs of the Company as may be necessary to ensure the business of the Company.  As the chief executive officer of the Company, the Employee shall, on an as needed, but in any event not less than quarterly during the course of his employment, report to the Board of Directors of the Company as to the progress of the Company in meeting its strategic goals as well as any short-term targets mandated by the Board of Directors of AGEL.  Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies and do not represent a conflict of interest with the activities to be undertaken on behalf of the Company.

6.  Confidentiality of Proprietary Information. Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

7.  Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

8.  Renewal. Unless otherwise terminated, this Agreement may be renewed for successive three-year periods upon written agreement of both parties not less than ninety (90) days prior to the scheduled date of termination.

9.  Termination of Agreement. Without cause, the Company may terminate this agreement at any time upon thirty (30) days' written notice to the Employee.  Likewise, Employee may terminate this agreement at any time upon thirty (30) days' written notice to the Company.

10.  Indemnification of Employee. To the fullest extent permitted by applicable law, Employee shall be indemnified and held harmless by the Company against any loss, cost or expense incurred by Employee in connection with any claim, proceeding, suit or action, whether civil, criminal, administrative, investigative or otherwise, including, without limitation, counsel fees incurred in the defense thereof, any settlement thereof and/or judgments rendered therein (collectively “Losses”), as to which Employee may become involved by reason of Employee’s employment by the Company, or by reason of any decision, action or omission by or of Employee made in good faith in the course of performance by Employee of Employee’s duties for the Company pursuant to this Agreement.

11.  Effect of Prior Agreements. This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

12.  Settlement by Arbitration. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

13.  Severability. If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

14.  Assumption of Agreement by Company's Successors and Assignees. The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

15.  Oral Modifications Not Binding. This instrument is the entire agreement of the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

Signed this 1st day of January 2009.

By: /s/ Steven Bonenberger

     By: /s/ Steven Bonenberger
Company                                                  Employee

Name: Steven Bonenberger

     Name: Steven Bonenberger

Title:

CEO/President